                                                                      Exhibit 12

(DECHERT LLP LOGO)                                     1775 I Street, N.W.
                                                       Washington, DC 20006-2401
                                                       +1 202 261 3300 Main
                                                       +1 202 261 3333 Fax
                                                       www.dechert.com

December 2, 2005

Boards of Trustees/Directors
ING Funds
7337 East Doubletree Ranch Road
Scottsdale, Arizona 85258-2034

Dear Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences to ING Equity and Bond Fund, ING VP MagnaCap Portfolio, ING VP Emerging Markets Fund, Inc., ING VP Disciplined LargeCap Portfolio (each, a "Target Fund" and collectively, the "Target Funds"), ING Balanced Fund, ING VP Value Opportunity Portfolio, ING JPMorgan Emerging Markets Equity Portfolio, and ING Fundamental Research Portfolio (each an "Acquiring Fund" and collectively, the "Acquiring Funds"), each a member of a mutual fund group called the ING Funds, and to the holders of the shares of common stock of each Target Fund (the "Target Shareholders"), in connection with the transfer of substantially all of the properties of the Target Funds to the corresponding Acquiring Fund in exchange solely for voting shares of beneficial interest of the corresponding Acquiring Fund (the "Acquiring Fund Shares") and the assumption of each Target Fund's liabilities by the corresponding Acquiring Fund, followed by the distribution of such Acquiring Fund Shares received by the Target Funds in complete liquidation and termination of the Target Funds (the "Reorganization"), all pursuant to four separate Agreements and Plans of Reorganization (the "Plans"), dated July 21, 2005.

For purposes of this opinion, we have examined and rely upon (1) the Plans, (2) the facts and representations contained in the letter dated as of this date from ING Funds on behalf of the Acquiring Funds and the Target Funds, and (3) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

This opinion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury regulations (the "Regulations"), judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in

U.S. Austin Boston Charlotte Harrisburg Hartford New York Newport Beach Palo Alto Philadelphia Princeton San Francisco Washington DC EUROPE Brussels Frankfurt London Luxembourg Munich Paris

(DECHERT LLP LOGO)

effect on the date hereof. This opinion is conditioned upon the Reorganization taking place in the manner described in the Plans referred to above.

Based upon the foregoing, it is our opinion that:

1. The Reorganization will constitute four reorganizations within the meaning of section 368(a) of the Code. Each Target Fund and Acquiring Fund will each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

2. Each Target Fund will not recognize gain or loss upon the transfer of substantially all of its assets to the corresponding Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption of such Target Fund's liabilities by the corresponding Acquiring Fund except to the extent that a Target Fund's assets consist of contracts described in section 1256(b) of the Code ("Section 1256 Contracts"); each Target Fund will be required to recognize gain or loss on the transfer of any such Section 1256 contracts to the corresponding Acquiring Fund pursuant to the Reorganization as if such Section 1256 contracts were sold to the corresponding Acquiring Fund on the effective date of the Reorganization at their fair market value. Each Target Fund will not recognize gain or loss upon the distribution in liquidation to its shareholders of the Acquiring Fund Shares received by such Target Fund in the Reorganization.

3. Each Acquiring Fund will recognize no gain or loss upon receiving the properties of the corresponding Target Fund in exchange solely for Acquiring Fund Shares and the assumption of the corresponding Target Fund's liabilities by each Acquiring Fund.

4. The aggregate adjusted basis to each Acquiring Fund of the properties of the corresponding Target Fund received by such Acquiring Fund in the Reorganization will be the same as the aggregate adjusted basis of those properties in the hands of the corresponding Target Fund immediately before the exchange.

5. Each Acquiring Fund's holding period with respect to the properties of the corresponding Target Fund that such Acquiring Fund acquires in the Reorganization will include the respective periods for which those properties were held by the corresponding Target Fund (except where investment activities of such Acquiring Fund have the effect of reducing or eliminating a holding period with respect to an asset).

(DECHERT LLP LOGO)

6. The Target Shareholders will recognize no gain or loss upon receiving Acquiring Fund Shares solely in exchange for their corresponding Target Fund shares.

7. The aggregate basis of the shares of each Acquiring Fund received by a Target Shareholder in the transaction will be the same as the aggregate basis of their corresponding Target Fund shares surrendered in exchange therefore.

8. A Target Shareholder's holding period for the Acquiring Fund Shares received by the Target Shareholder in the Reorganization will include the holding period during which the Target Shareholder held the corresponding Target Fund shares surrendered in exchange therefore, provided that the Target Shareholder held such shares as a capital asset on the date of Reorganization.

We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan.

Very truly yours,


/s/ Dechert LLP


                                        3